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                     May 15, 2023

       Shawn M. Guertin
       Executive Vice President and Chief Financial Officer
       CVS Health Corporation
       One CVS Drive
       Woonsocket, Rhode Island 02895

                                                        Re: CVS Health Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 8,
2023
                                                            File No. 001-01011

       Dear Shawn M. Guertin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services